Exhibit 99.32

IMPORTANT INFORMATION FOR ANY U.S. SHAREHOLDERS

This allotment of listed subscription rights without contribution is made for the securities of a foreign company. The allotment is subject to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the documents, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue the foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

The issuer expects the exercise of the rights to be exempt from registration in the United States in reliance upon the exemption provided by Rule 801 under the U.S. Securities Act of 1933, as amended (the “Act”), which requires prohibition of U.S. residents from transferring the rights other than through transfers in accordance with Regulation S under the Act. Accordingly, U.S. shareholders may exercise their allotted rights by following the prescribed procedures, but there will be no registration statement filed with the U.S. Securities and Exchange Commission. The rights will be listed on the Osaka Securities Exchange Co., Ltd. and will trade only through the book-entry facilities of the Japan Securities Depository Center, Inc. in Japan.

Disclaimer

The following is an English translation of the original Japanese document, prepared solely for the convenience of and reference by overseas investors. If there exist any discrepancies between the original Japanese language and English translation, the Japanese language will always prevail. The issuer shall not be liable for this translation or any loss or damage arising from this translation.

To our Shareholders

J Trust Co., Ltd. 4th Subscription Rights Reminder for the Exercise Period Coming to an End

Thank you for your support and patronage to J Trust Co., Ltd.

J Trust Co., Ltd. is currently conducting a Rights Offering (Allotment of Listed Subscription Rights without Contribution), and shareholders who hold our 4th Subscription Rights that were allotted may choose one of the following options. Please be advised that each deadline is approaching. Please be aware that if you do not take either step, your Subscription Right will lose effect. Please pardon us for notifying you on this matter if you have already followed either procedure.

Shareholder’s Options

1    Exercise of the Subscription Rights

Our common shares will be delivered upon payment of the exercise price (JPY 1,800 per unit (share))

Exercise acceptance period: July 5 (Friday), 2013

~ July 29 (Monday), 2013

ø Please be advised that although the Subscription Rights exercise period is until July 30 (TUE), 2013, the actual exercise period ends on July 29(MON),2013, due to practical constrains of Securities Companies.

ø For further details, please refer to the material pertaining to exercise which has been mailed out on June 18 (TUE) or J Trust Co., Ltd.’s website.

2    Trading of the Subscription Rights

As this Subscription Rights have been listed, they may be traded on the market and the proceeds of the sale may be collected.

Trading period: May 31 (Friday), 2013

~ July 23 (Tuesday), 2013

ø Because the acceptance period of the request of each option may differ depending on the Securities Company, please make inquiries with your Securities Company on this period.

ø If you are a shareholder with a special account, it is after the account transfer procedure is completed, when the subscription rights may be exercised or traded. Please contact your account management institution. Please understand that, depending on the procedure of account transfer situation, you may miss the deadlines stated above.

ADDRESS

Administrator of the Shareholder Registry /

Mitsubishi UFJ Trust and Banking Corporation

(Contact Information) 7-10-11 Higashisuna, Koto-ku, Tokyo

Mitsubishi UFJ Trust and Banking Corporation

Stock Transfer Agency Department,

[Contact point for questions]

J Trust Co., Ltd.

Corporate Management Department

0570-550-890

*Note that this number does not support from PHS and some IP phones.

(Weekdays 09:00 to 18:00 (no service on weekends and holidays))